Exhibit 99.1

                   Immunomedics Announces Fiscal 2003 Results

    MORRIS PLAINS, N.J., Aug. 13 /PRNewswire-FirstCall/ -- Immunomedics, Inc. (Nasdaq: IMMU) today reported revenues of $1.7 million and a net loss of $3.7 million, or $0.07 per share, for the fourth quarter of fiscal year 2003 which ended June 30, 2003. This compares to revenues of $4.3 million and a net loss of $2.7 million, or $0.05 per share, for the same period last year. The decline in revenues resulted primarily from the fact that the Company recognized its final portion of the $18.0 million up-front licensing payment from Amgen in the third quarter 2003. Expenses were lower in the fourth quarter of this year versus last year due to one-time charges related to the Company's acquisition of majority control of IBC Pharmaceuticals, Inc., and the subsidiary's subsequent recapitalization in the fourth fiscal quarter of 2002. Mr. Gerard G. Gorman, the Company's Vice President, Finance, and Chief Financial Officer, commented: "We are pleased to report that the results for the fourth fiscal quarter were in line with our expectations. At June 30, 2003, we had $30.1 million in cash including $6.4 million of restricted cash associated with the EDA financing and liquid securities. While we will continue to assess opportunities to raise additional capital through the further licensing of our products and technologies, the sale of debt and/or equity securities, or some combination of the foregoing, we believe we are well positioned for fiscal 2004."

    For the fiscal year 2003, Immunomedics reported revenues of $13.7 million and a net loss of $7.9 million, or $0.16 per share. This compares to revenues of $14.3 million and a net loss of $3.7 million, or $0.08 per share, for fiscal year 2002. The increased net loss was primarily due to increased expenses associated with the acceleration of research and development activities, including increased professional staff, the expansion of a large-scale antibody production facility, and a further decline in interest rates resulting in lower interest income. "The Company successfully completed the financing of our manufacturing facility expansion in May 2003, and was able to increase expenditures in research and development of our broad pipeline of oncology product candidates while maintaining sufficient liquidity to continue investment in our innovative research efforts," Mr. Gorman added.

    Ms. Cynthia L. Sullivan, President and Chief Executive Officer of Immunomedics, added: "We are pleased with the results of fiscal 2003 from financial, product and technological advancement perspectives. We continue to successfully execute our business plan and we believe that fiscal 2004 will be an eventful one for our Company. For example, Phase I clinical trials with our humanized alpha-fetoprotein antibody for evaluation in patients with primary liver cancer are now beginning, and we plan to develop additional clinical trials with two other therapeutic product candidates before the end of the calendar year."

    Other developments of note during the fourth fiscal quarter were as follows:


     * Two significant presentations were made at the 39th Annual Meeting of the American Society of Clinical Oncologists (ASCO) involving three of the Company's product candidates. The first presentation involved trials of labetuzumab, the Company's patented humanized antibody against carcinoembryonic antigen, or CEA, in which it was demonstrated preclinically that the compound could significantly increase the chemosensitivity of human colon and breast cancer cells when combined with certain other anticancer drugs. "We believe this is the first demonstration that antibodies against this target antigen produced by many different cancers can have therapeutic effects, either alone or in combination with certain anti-cancer drugs," commented Dr. David M. Goldenberg, Chairman and Chief Strategic Officer of Immunomedics, as well as a co-investigator of the scientific team reporting these results.
     * The second presentation at ASCO reported data on two novel monoclonal antibodies for B-cell tumor therapy that bind to the CD20 and CD74 receptors, respectively. These initial preclinical results further support the Company's belief that its CD20 antibody's binding and anti-lymphoma activity are comparable to that of rituximab. "By combining our new CD20 antibody with our CD22 antibody, epratuzumab, it may be possible to significantly extend the survival of patients when compared with the use of either agent alone," Dr. Ivan Horak, Executive Vice President of Research and Development and Chief Scientific Officer of Immunomedics, remarked.
     * The Company reported several advances in cancer imaging products and early-stage cancer therapeutics, particularly for colorectal cancer, at the 50th Annual Meeting of the Society of Nuclear Medicine, including the following:

        -- Improved therapeutic results were achieved using pretargeting methods involving the separation of antibody-based tumor targeting from the delivery of the therapeutic agent using bispecific antibodies that bind to both the tumor and the carrier of the therapeutic agent (usually a radiolabeled peptide). The Company's subsidiary, IBC Pharmaceuticals, Inc., is currently conducting clinical trials in France using pretargeting cancer therapy methods in patients having CEA-expressing cancers, such as colorectal and medullary thyroid cancinomas;
        -- an improved method of rapid and simple labeling of antibodies with iodine-131 (I-131);
        -- CEA radioimmunotherapy was shown to be effective in a new model of colorectal cancer spread;
        -- a new ImmunoPET agent providing selective delivery such that very high tumor-to-normal tissue ratios are achieved; and -- ImmunoSPECT, a novel, potential diagnostic imaging agent, for pancreatic cancer detection.

     * The Company announced both the discovery of a new enabling treatment of high-risk bacterial, fungal, parasitic and viral infections, and the issuance of a patent for the proprietary methods and compositions for this method of treating infectious diseases. "We believe that these technologies invented by our scientists will permit safe and effective treatment of many of the pathogens that we fear most," commented Ms. Sullivan.
     * The Company completed a $6.4 million Bond Financing with the New Jersey Economic Development Authority to finance the expansion of its manufacturing facility. "This low cost EDA bond financing helped to strengthen our balance sheet while increasing our bioreactor manufacturing capacity to support all of our clinical trial requirements, as well as potential commercial quantities of antibody-based cancer therapeutic products," noted Mr. Gorman.
     * The Company was issued a new U.S. patent for an improved method of
       labeling antibodies with I-131.   Ms. Sullivan explained:  "With our
       new labeling method, the radioiodine remains in the tumor for a longer period of time than conventional radiolabeling methods, potentially enhancing therapeutic effects."
     * CIS Bio International entered into a settlement agreement with the Company regarding the Company's patented CEA antibody technologies, pursuant to which CIS Bio agreed to pay an undisclosed sum for past sales of Scintimun(R) CEA, a diagnostic imaging agent used to detect colorectal cancer.


    "Our investments in research and development continue to yield important advances for our Company with the discovery and testing of new antibodies. The continued growth of our research and development capabilities in 2003, together with the completion of our expanded production facilities, will further facilitate our aggressive development plans for our therapeutic product pipeline," Ms. Sullivan remarked.

    Immunomedics is a biopharmaceutical company focused on the development, manufacture and commercialization of diagnostic imaging and therapeutic products for the detection and treatment of cancer and other serious diseases. Integral to these products are highly specific monoclonal antibodies and antibody fragments designed to deliver radioisotopes and chemotherapeutic agents to tumors and sites of disease. Immunomedics has six therapeutic product candidates in clinical trials and has two marketed diagnostic imaging products. The most advanced therapeutic product candidates are LymphoCide(R) (epratuzumab), certain rights to which have been licensed to Amgen, which is conducting Phase II clinical trials for the treatment of non-Hodgkin's lymphoma, and CEA-Cide(R) (labetuzumab), which is in Phase I/II clinical trials for the treatment of certain solid tumors.


    This release, in addition to historical information, contains forward-looking statements made pursuant to the Private Securities Litigation Reform Act of 1995. Such statements, including statements regarding clinical trials, involve significant risks and uncertainties and actual results could differ materially from those expressed or implied herein. Factors that could cause such differences include, but are not limited to, risks associated with new product development (including clinical trials outcome and regulatory requirements/actions), competitive risks to marketed products and availability of financing and other sources of capital, as well as the risks discussed in the Company's Annual Report on Form 10-K for the year June 30, 2002.


    Company Contact: Gerard G. Gorman, Vice President, Finance, and Chief Financial Officer, (973) 605-8200, extension 185. Visit the Company's web site at http://www.Immunomedics.com.



                              IMMUNOMEDICS, INC.
                    Condensed Consolidated Balance Sheets


                                                    June 30,          June 30,
                                                      2003              2002
                                                   -----------    -----------
    ASSETS
    Current Assets:
         Cash and cash
          equivalents                              $13,601,627    $13,062,954
         Marketable
          securities                                10,194,813     31,724,789
         Accounts
          receivable                                   930,134      1,106,716
         Inventory                                     839,480        641,686
         Other current
          assets                                       825,372      1,801,979
                                                   -----------    -----------
                                                    26,391,426     48,338,124

    Property and
     equipment, net                                 12,298,971      6,561,901

    Restricted Cash                                  6,376,000              -
    Long-term assets                                    63,157         51,157
                                                   -----------    -----------
                                                   $45,129,554    $54,951,182
                                                   ===========    ===========

    LIABILITIES AND STOCKHOLDERS'
     EQUITY
         Current
          liabilities,
          including
          deferred
          revenue                                   $5,997,212    $13,296,060
         Long-term debt                              4,994,534              -
         Minority
          interest                                     471,044        559,222
         Stockholders'
          equity                                    33,666,764     41,095,900
                                                   -----------    -----------
                                                   $45,129,554    $54,951,182
                                                   ===========    ===========


               Condensed Consolidated Statements of Operations

                            Three Months Ended         Twelve Months Ended
                                 June 30,                   June 30,
                            2003          2002          2003          2002
                        ------------   -----------   -----------   -----------
Revenues:
     Product sales      $    925,322       954,814     3,558,435     3,792,841
     License fee
      and other
      revenues               822,840     3,282,229    10,127,327    10,212,720
     Research &
      development                 --        65,201        33,710       281,200
                        ------------   -----------   -----------   -----------
Revenues                $  1,748,162     4,302,244    13,719,472    14,286,761
Costs and Expenses         5,696,639     7,153,459    23,444,746    20,984,958
                        ------------   -----------   -----------   -----------
Operating Loss            (3,948,477)   (2,851,215)   (9,725,274)   (6,698,197)
Interest and Other
 Income, net                 149,113       457,508     1,086,650     2,069,214
Foreign Currency
 Transaction Gain
 (Loss)                      207,746      (293,219)       84,864      (323,452)
                        ------------   -----------   -----------   -----------
Net Loss before
 Income Tax Benefit       (3,591,618)   (2,686,926)   (8,553,760)   (4,952,435)
Income Tax
 (Provision)
 Benefit                     (65,302)           --       679,454     1,205,530
                        ------------   -----------   -----------   -----------
Net Loss                $ (3,656,920)   (2,686,926)   (7,874,306)   (3,746,905)
                        ============   ===========   ===========   ===========

Net Loss per Common
 Share, Basic and
    Diluted             $      (0.07)        (0.05)        (0.16)        (0.08)
                        ============   ===========   ===========   ===========

Weighted average
 number of common
   shares
    outstanding           49,878,193    49,706,146    49,877,889    49,651,547
                        ============   ===========   ===========   ===========

SOURCE  Immunomedics, Inc.
    -0-                             08/13/2003
    /CONTACT: Gerard G. Gorman, Vice President, Finance, and Chief Financial Officer, of Immunomedics, Inc., +1-973-605-8200, ext. 185/
    /Company News On-Call:  http://www.prnewswire.com/comp/113121.html /
    /Web site:  http://www.Immunomedics.com /
    (IMMU)